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                                                                     Exhibit 4.8

THIS SALE AGREEMENT is made the 15 February 1999

BETWEEN:

(1) BHC AEROVOX LIMITED, A COMPANY REGISTERED IN ENGLAND UNDER NUMBER 2775957 WHOSE REGISTERED OFFICE IS 20-21 CUMBERLAND DRIVE, GRANBY INDUSTRIAL ESTATE, WEYMOUTH, DORSET, DT4 9TE, ("THE VENDOR"); AND

(2) BARCLAYS MECANTILE BUSINESS FINANCE LIMITED A COMPANY REGISTERED IN ENGLAND UNDER NUMBER 898129 WHOSE REGISTERED OFFICE IS AT CHURCHILL PLAZA, CHURCHILL WAY, BASINGSTOKE, HAMPSIRE RG21 1GP ("THE PURCHASER").

WHEREBY IT IS HEREBY AGREED as follows:

1. As obligations separate and independent from any other obligations of the Vendor and the Purchaser and subject only to the terms of this Agreement and the relevant VAT invoice the Vendor agrees to sell outright and the Purchaser agrees to purchase, the equipment described in the Schedule attached.

2. The total price payable by the Purchaser to the Vendor for the Equipment shall be as stated in the Schedule attached (the "Purchase Price") plus value added tax.

3. Full title to and risk in the Equipment shall pass to the Purchaser from the Vendor on payment of the Purchase Price plus value added tax.

4. In consideration of the Purchaser entering into this Agreement, the Vendor hereby represents and warrants to the Purchaser that:

     (i) the entering into of this Agreement by the Vendor and the due and proper performance of its obligations hereunder will not conflict with or result in a breach of any term of or constitute a default under or result in the creation or imposition of any lien security interest, charge or encumbrance upon the Equipment;

     (ii) the description and other details of the Equipment set out in the Schedule attached are accurate and the Equipment is complete and of satisfactory quality and it for its purpose;

     (iii) the Vendor is the legal owner of the Equipment free and clear of all liens, Mortgages, charges and encumbrances; and

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     (iv)  there are no outstanding disputes claims or proceedings relating to or arising from the condition, possession or operation of the Equipment.

5.   This Agreement shall be governed by English law.

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

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SCHEDULE


Equipment                          Serial No.                 Purchase Price

Plant & Machinery as documented on                    (pound)764,975.06 plus VAT
Agreement Number 64/46577987-5





SIGNED for and on behalf of BHC Aerovox Ltd.



By:               Julian Boardman

Title:            Financial Director



SIGNED for and on behalf of
BARCLAYS MERCANTILE BUSINESS FINANCE LIMITED



By:               P. A. Hyman

Title:            Team Leader

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